Exhibit (h)(4)

AMENDMENT TO THE

ETF FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, effective as of May 9, 2025 (the “Effective Date”), to the ETF Fund Accounting Servicing Agreement, dated as of December 16, 2024, (the "Fund Accounting Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to update the Series of the Trust; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A of the Fund Accounting Agreement are superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley

Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley

Title:	Secretary	Title:	Sr. Vice President

Date:	May 9, 2025	Date:	May 9, 2025

Exhibit A to the

Fund Accounting Servicing Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

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